------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER:        3235-0145
                                                  Expires:    October 31, 1997
                                                  Estimated average burden
                                                  hours per form  .......14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Gliatech, Inc.
          -------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    37929C103
          -------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five-percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percept or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   SEC 1745 (2/95)                   Page 1 of 9

                                      13G

CUSIP No.  37929C103                                           Page 2 of 9 Pages


--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Montgomery Medical Ventures II, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER

NUMBER OF SHARES                    0
 BENEFICIALLY        -----------------------------------------------------------
   OWNED BY           6        SHARED VOTING POWER
     EACH
  REPORTING                         0
    PERSON           -----------------------------------------------------------
     WITH
                      7        SOLE DISPOSITIVE POWER

                                    0
                     -----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       0
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.0%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

                       PN
--------------------------------------------------------------------------------

                     *See instructions Before Filling Out!

                                      13G

CUSIP No.  37929C103                                           Page 3 of 9 Pages


--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Montgomery Medical Partners II, L.P.
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER

NUMBER OF SHARES                    0
 BENEFICIALLY        -----------------------------------------------------------
   OWNED BY           6        SHARED VOTING POWER
     EACH
  REPORTING                         0
    PERSON           -----------------------------------------------------------
     WITH
                      7        SOLE DISPOSITIVE POWER

                                    0
                     -----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       0
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.0%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

                       PN
--------------------------------------------------------------------------------

                     *See instructions Before Filling Out!

                                      13G

CUSIP No.  37929C103                                           Page 4 of 9 Pages


--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Jack Olshansky
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER

NUMBER OF SHARES                    940
 BENEFICIALLY        -----------------------------------------------------------
   OWNED BY           6        SHARED VOTING POWER
     EACH
  REPORTING                         0
    PERSON           -----------------------------------------------------------
     WITH
                      7        SOLE DISPOSITIVE POWER

                                    940
                     -----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       940
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Less than 1%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------

                     *See instructions Before Filling Out!

                                      13G

CUSIP No.  37929C103                                           Page 5 of 9 Pages


--------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Steven N. Weiss
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3              SEC USE ONLY


--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER

NUMBER OF SHARES                    403
 BENEFICIALLY        -----------------------------------------------------------
   OWNED BY           6        SHARED VOTING POWER
     EACH
  REPORTING                         0
    PERSON           -----------------------------------------------------------
     WITH
                      7        SOLE DISPOSITIVE POWER

                                    403
                     -----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       403
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               Less than 1%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------

                     *See instructions Before Filling Out!

                                                                          Page 6
                                                                            Of 9


Item 1.

--------------------------------------------------------------------------------
(a)  Name of Issuer
                Gliatech, Inc.
--------------------------------------------------------------------------------
(b)  Address of Issuer's Principal Executive Offices
                23420 Commerce Park Road, Cleveland, OH 44122
--------------------------------------------------------------------------------

Item 2.

--------------------------------------------------------------------------------
(a)  Name of Person(s) Filing

           Entities: Montgomery Medical Ventures II, L.P. ("MMVII")
                     Montgomery Medical Partners II, L.P. ("MMPII")

         Individual: Jack Olshansky, General Partner of MMPII ("JO")
                     Steven N. Weiss, General Partner of MMPII ("SW")

--------------------------------------------------------------------------------
(b)  Address of Principal Business Office or, if None, Residence:
                     505 Sansome Street, 14th Floor, San Francisco, CA 94111
--------------------------------------------------------------------------------
(c)  Citizenship
        Entities:    MMVII; California
                     MMPII; California

     Individuals:    JO; United States of America
                     SW; United States of America

--------------------------------------------------------------------------------
(d)  Title of Class of Securities
                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
(e)  CUSIP Number
                     37929C103
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check
whether the person filing is a:             NOT APPLICABLE

--------------------------------------------------------------------------------
     (a) [  ]  Broker or Dealer  registered  under  Section 15 of the Act
     (b) [  ]  Bank as defined in section 3(a)(6) of the Act
     (c) [  ]  Insurance Company as defined in section 3(a)(19) of the act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [  ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
--------------------------------------------------------------------------------

                                                                          Page 7
                                                                            Of 9


Item 4.  Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


--------------------------------------------------------------------------------
ENTITIES:                                        MMVII          MMPII
                                            --------------  --------------
(a)  Amount Beneficially Owned
                                                      0           0
--------------------------------------------------------------------------------
(b)  Percent of Class
                                                    0.0%        0.0%
--------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:
      (i)       Sole power to vote
                  or to direct the vote               0           0
--------------------------------------------------------------------------------
     (ii)       Shared power to vote
                  or to direct the vote               0           0
--------------------------------------------------------------------------------
     (iii)      Sole power to dispose
                  or to direct the disposition of     0           0
--------------------------------------------------------------------------------
     (iv)       Shared power to dispose or
                  to direct the disposition of        0           0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INDIVIDUALS:                                  Olshansky         Weiss
                                            --------------  --------------
(a)  Amount Beneficially Owned
                                                     940        403
--------------------------------------------------------------------------------
(b)  Percent of Class
                                            Less than 1%    Less than 1%
--------------------------------------------------------------------------------
(c)  Number of shares as to which such person has:
      (i)       Sole power to vote
                  or to direct the vote              940        403
--------------------------------------------------------------------------------
     (ii)       Shared power to vote
                  or to direct the vote                0          0
--------------------------------------------------------------------------------
     (iii)      Sole power to dispose
                   or to direct the disposition of   940        403
--------------------------------------------------------------------------------
     (iv)       Shared power to dispose or
                   to direct the disposition of        0          0
--------------------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class

--------------------------------------------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
--------------------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

--------------------------------------------------------------------------------
NOT APPLICABLE


--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

--------------------------------------------------------------------------------

NOT APPLICABLE
--------------------------------------------------------------------------------

                                                                          Page 8
                                                                            Of 9

Item 8.  Identification and Classification of Members of the Group

--------------------------------------------------------------------------------

NOT APPLICABLE
--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group

--------------------------------------------------------------------------------

NOT APPLICABLE
--------------------------------------------------------------------------------

Item 10.  Certification       (The following certification shall be included if
                               the   statement   is  filed   pursuant   to  Rule
                               13d-1(b):)

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Exhibit A:  Joint Filing Statement


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date                   1/22/97
                      ---------------------


Montgomery Medical Ventures II, L.P.        /s/ Steven N. Weiss
  By: Montgomery Medical Partners II, L.P.  ------------------------------------
  By: Steven N. Weiss, General Partner

Montgomery Medical Partners II, L.P.        /s/ Steven N. Weiss
  By: Steven N. Weiss, General Partner      ------------------------------------

Jack Olshansky                              /s/ Jack Olshansky
                                            ------------------------------------

Steven N. Weiss                             /s/ Steven N. Weiss
                                            ------------------------------------

                                                                          Page 9
                                                                          Of   9


                                   Exhibit A

                             JOINT FILING STATEMENT

Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.



Dated:    January 22, 1997
          -----------------
                                       Montgomery Medical Ventures II, L.P.

                                       By:  Montgomery Medical Partners II, L.P.


                                       By:          /s/ Steven N. Weiss
                                          --------------------------------------
                                                        Steven N. Weiss
                                                        General Partner


                                       Montgomery Medical Partners II, L.P.


                                       By:          /s/ Steven N. Weiss
                                          --------------------------------------
                                                        Steven N. Weiss
                                                        General Partner


                                       /s/ Jack Olshansky
                                       -----------------------------------------
                                       Jack Olshansky


                                       /s/ Steven N. Weiss
                                       -----------------------------------------
                                       Steven N. Weiss